APPENDIX IV-7

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-7 is part of the Fund Services Agreement between Northern Lights Fund Trust II and Ultimus Fund Solutions, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-7 along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Fund(s) set forth on this Appendix IV-7 shall be upon commencement of operations.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund Name	Board Approval Date
North Star Opportunity Fund	August 11, 2011
North Star Dividend Fund	January 22, 2013
North Star Micro Cap Fund	January 22, 2013
North Star Bond Fund	April 25, 2014
North Star Small Cap Value Fund	December 22, 2022

*Funds with the same investment adviser are collectively referred to as the “Complex.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to UFS the following fees: (all basis point fees will be calculated based upon the average net assets of the Complex for the previous month)

Fund Accounting Fees

1.	Base annual fee (per Fund): $20,000.00 minimum

PLUS

2 basis points (0.02%) on net assets of $25 million to $100 million, and

1 basis point (0.01%) on net assets greater than $100 million.

*Funds with multiple share classes will be assessed an additional $6,000.00 annual fee for each share class above one. Bond funds will be assessed an additional $6,000.00 annual fee. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged an additional $12,500.00 base annual fee.

Price Quotes. The charges for securities/commodity price quotes are determined by UFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0824
International Equity (Non Fair Value)	$0.4120
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6180
Government/Agency	$0.5974
Floating Rate MTN	$0.6386
Municipal Bonds	$0.6798
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.8446
International Bond	$1.1124
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.1227
CMBS	$1.4626
CDO & CLO	$3.8625
Options	$0.1000
Futures(Listed)	$0.2700
Leverage Loans/Bank loans [monthly]	$16.0000
Exchange Rates - Spot and Forwards	$0.6765
International Equity (Fair Value)	$0.7210
CDS & CDX Swaps	$62.5000

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100 per month per CFC

2.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse UFS for all out-of-pocket expenses incurred by UFS to provide the Services to the Fund(s).
b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
c.	SSAE 18 expense. Each Fund shall pay its allocated portion of the UFS annual SSAE 18 review.
d.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Base annual fee (per Complex): $41,529.60 minimum

OR

10 basis points (0.10%) on assets up to $100 million

8 basis points (0.08%) on assets $100 million to $250 million

6 basis points (0.06%) on assets $250 million to $500 million;

4 basis points (0.04%) on assets $500 million to $1 billion; and

3 basis points (0.03%) on assets greater than $1 billion.

2.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay UFS the following fees per state registration:

Initial registration and any registration renewal	$150.00
Sales reports (if required)	$ 25.00

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse UFS for all out-of-pocket expenses incurred by UFS to provide the Services to the Fund(s).
b.	FIN 48 Compliance fee. Each Fund shall pay UFS $495.00 per calendar quarter for FIN 48 Compliance.
c.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
d.	Reporting Modernization fee. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from UFS:

3Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/UFS - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/UFS - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

Transfer Agency Fees

1.	Base annual fee: $16.61 annual fee per open account

($2.08 annual fee per closed account)

The base annual fee is subject to a $37,376.64 minimum annual fee per Complex. This minimum annual fee assumes no more than two share classes per Fund. With respect to any Fund, each share class beyond the second share class shall be subject to an additional minimum annual fee of $15,573.60 for each such share class (e.g., if a Fund family consists of three funds (A, B, and C), Funds A and B each have two share classes, and Fund C has four share classes; the Fund Family will be subject to a $37,376.64 minimum annual fee and Fund C will be subject to an additional minimum annual fee of $31,147.20).

2.	General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$ 25.00 per transfer
IRA Transfer to successor custodian	$ 25.00 per transfer
Refund of Excess Contribution	$15.00 per refund
Distribution to IRA Participant	$15.00 per distribution

Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per Complex
Monthly charge	$50.00 per Fund

3.	uShareholder Fee. UFS shall charge a monthly fee for each instance of uShareholder, which fee (the “uShareholder Fee”) will be determined by the total number of uShareholder user IDs issued as follows:

Number of user IDs	Monthly Fee
< 500	$250 per instance
> 500	$450 per instance

By way of example, if the adviser has been issued 501 user IDs and has 2 instances of uShareholder, the monthly uShareholder Fee would be $900 (i.e., $450 x 2 = $900). On each anniversary date of the Agreement, UFS will increase the uShareholder Fee by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)[1] plus 1.5%.

[1] Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

4.	Additional Charges:
a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $15,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance per Complex, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

UFS Senior & MIS Staff	$200.00 per hour
UFS Junior Staff	$100.00 per hour

Out -of-pocket Expenses

The Trust shall reimburse UFS for all out-of-pocket expenses incurred by UFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-7 to the Fund Services Agreement effective as of December 22, 2022.

NORTHERN LIGHTS FUND TRUST II	ULTIMUS FUND SOLUTIONS, LLC

By: _________________________	By: _______________________
Kevin Wolf	Gary Tenkman
President	Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Fund Services Agreement.

North Star Investment Management Corporation

20 N. Wacker Drive, Suite 1416

Chicago, IL 60606

By: _____________________________

Name: Peter Gottlieb

Title: President